Exhibit 10(h)

SUMMARY OF OLD NATIONAL BANCORP
OUTSIDE DIRECTOR COMPENSATION

Set forth below is a summary that reflects the compensation payable to all outside directors of Old National Bancorp.

Effective April 2003
Type of Pay	Value	Frequency	Paid	Total

Retainers

All Board Members Committee Chairs	$12,000 2,500	Semi-annual Annual	May/November May	$24,000 2,500

Committee Meetings

Audit All others	1,500 1,000	Per meeting Per meeting	Quarterly Quarterly	Varies Varies

Equity Compensation

Common stock grant	$ 5,000	Semi-annual	May/November	$10,000

Other Terms

1. The value of each common stock grant may be increased accordingly for any stock splits or stock dividends.

2. A maximum of 150,000 shares of common stock is available for issuance under the outside director compensation program, subject to adjustment for stock splits or stock dividends.

3. The outside director compensation program has a term of ten years from the effective date of the program.

4. No director may acquire under the outside director compensation program more than 1% of the shares of Old National Bancorp common stock outstanding at the effective date of this program. The outside director compensation program, together with all other plans of Old National Bancorp (other than plans for which shareholder approval is not required by the New York Stock Exchange), shall not authorize the issuance of more than 5% of the shares of Old National Bancorp common stock outstanding at the effective date of this program.